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                                                                    EXHIBIT 4.18

                                                           LIBERTYVIEW FUND, LLC

               SECURED NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE



    US$22,524.12                                 Issued:  December 29, 1999
New Principal Amount                            Maturity Date:  June 15, 2001



        FOR VALUE RECEIVED, SPATIALIZER AUDIO LABORATORIES, INC., a Delaware corporation ("Maker"), hereby promises to pay under this non-negotiable convertible promissory note ("Note") to LIBERTYVIEW FUND, LLC ("Payee"), the principal amount of Twenty-two Thousand, Five Hundred Twenty-four and 12/100 Dollars (US$22,524.12), which represents the principal of the funds advanced by Payee and accrued interest thereon from the date of advance through December 29, 1999 ("New Principal"), together with interest thereon from December 29, 1999, according to the following terms and conditions. This instrument is not negotiable by Payee. All references herein to currency herein shall refer to United States Dollars. This Note has been secured by the Collateral of Maker pursuant to the terms of the security agreement (the "Security Agreement"), of even date hereof, entered into between Maker and Payee.

        1. Interest. Interest shall accrue from the date hereof on the New Principal outstanding from time to time under this Note, at a rate per annum equal to ten percent (10%). Interest hereunder shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year. Cash payments of New Principal and interest are payable in lawful money of the United States of America in same day funds.

        2. Payment Schedule.

               (a) Unless the outstanding New Principal and the interest accrued thereon shall have sooner been discharged through a conversion into the common stock, par value $0.01 per share, of Maker ("Common Stock"), or a successor to Maker as a result of a restructuring or reorganization involving Maker (any such successor and Maker are collectively referred to as "Maker"), as the case may be, or through the exercise of a Conversion Option (as defined in Section 3 below), the unpaid New Principal plus interest accrued thereon shall be due and payable to Payee on the earlier of June 15, 2001 (the "Maturity Date") or upon the occurrence of an Event of Default as set forth below. In the event that the outstanding New Principal shall be converted into Common Stock pursuant to
Section 3, then accrued interest due on the outstanding New Principal also shall be paid in shares of Common Stock pursuant to Section 3 and the number of shares issued will be adjusted to include interest accrued as of the Conversion Date (as defined in Section 3(c) below).

               (b) Provided no Event of Default (as set forth below) has occurred and/or is occurring, the outstanding New Principal and interest accrued thereon may be prepaid in cash by Maker, in whole or in part, at any time prior to the Maturity Date (except that portion of the New Principal outstanding hereunder and interest accrued thereon that is the subject of a Conversion


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                                                           LIBERTYVIEW FUND, LLC

Notice (as defined in Section 3(c) below) which has previously been sent to Maker), without premium or penalty of any kind by giving written notice to Payee (the "Prepayment Notice"). In the event of prepayment pursuant to Section 2(b), Maker shall not be required to pay unaccrued interest. All payments hereunder shall be applied first to accrued interest and the balance of such payments shall be applied to the New Principal amount payable hereunder. Maker shall wire transfer the appropriate amount of funds to Payee to complete the prepayment, which shall be no later than the third business day after the Prepayment Notice was received by Payee (the "Prepayment Date"). Upon facsimile receipt of the Prepayment Notice, Payee's right to convert New Principal outstanding hereunder and interest accrued thereon into Common Stock shall terminate and be canceled immediately (the right to convert shall be immediately reinstated if Maker fails to comply with the prepayment provisions). In the event that Maker does not wire transfer the appropriate amount of funds to Payee, on or before the Prepayment Date, or shall otherwise fail to comply with the prepayment provisions set forth herein, then it shall have waived its right to prepay any portion of this Note at any time thereafter. The Prepayment Notice shall set forth (i) the Prepayment Date, (ii) the Prepayment Price, as defined below, and (iii) the New Principal being prepaid. The Prepayment Notice shall be irrevocable, and it shall be delivered by facsimile or mailed, postage prepaid, to Payee at its address as the same shall appear on the books of Maker. The "Prepayment Price" shall be equal to the portion or all of the New Principal being prepaid plus all accrued and unpaid interest due thereon. At the close of business on the Prepayment Date, subject to Payee's receipt of the applicable Prepayment Price, the portion of this Note being prepaid shall be automatically canceled and converted into a right to receive the Prepayment Price. Immediately following the Prepayment Date (assuming full compliance by Maker with the prepayment provisions set forth herein), Payee shall surrender its original Note at the office of Maker, and Maker shall issue to Payee a new Note certificate for the principal amount that remains outstanding, if any. Notwithstanding the foregoing, Maker shall not be entitled to send a Prepayment Notice unless it has: (i) the full amount of the applicable Prepayment Price in cash, available in a demand or other immediately available account in a bank or similar financial institution; (ii) immediately available credit facilities, in the full amount of the Prepayment Price with a bank or similar financial institution; or (iii) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the Prepayment Price.

        3. Conversion.

               (a) Provided no Event of Default (as set forth below) has occurred and/or is occurring, all of the shares of Common Stock underlying the Note are then included in an effective Registration Statement, and the closing bid price of the Common Stock as reported by Bloomberg LP as of the Conversion Date is greater than the Conversion Price (as defined below), Maker shall have the option (the "Maker Conversion Option") to convert, at its sole discretion at any time prior to the Maturity Date, all New Principal outstanding hereunder and all accrued interest thereon, into fully paid and nonassessable shares of Common Stock based on the conversion price per share defined below (the "Conversion Price"). The number of shares of Common Stock to be issued to Payee upon conversion shall be determined by dividing (i) all New Principal outstanding hereunder and accrued interest thereon as of the Conversion Date, by (ii) the Conversion Price, provided, however, that Maker shall not issue to Payee a fraction of a share of Common Stock and shall instead round the number of shares of Common Stock issued up to the next whole share of Common Stock.


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                                                           LIBERTYVIEW FUND, LLC

In the event that Maker does not forward the shares of Common Stock to Payee pursuant to the conversion delivery provisions set forth below, then it shall have waived its right to force conversion of any portion of this Note at any time thereafter. Maker's Conversion Notice shall set forth the New Principal being prepaid. Maker's Conversion Notice shall be irrevocable, and it shall be delivered by facsimile or mailed, postage prepaid to Payee at its address as the same shall appear on the books of Maker.

               (b) Payee shall have the option (the "Payee Conversion Option"; the Payee Conversion Option and the Maker Conversion Option are sometimes collectively referred to herein as "Conversion Options") to convert, at any time on or after the issuance date of this Note, all or any portion of the New Principal outstanding hereunder and all accrued interest thereon, into fully paid and nonassessable shares of Common Stock based on the Conversion Price. The number of shares of Common Stock to be issued upon conversion shall be determined by dividing (i) the portion of New Principal outstanding hereunder and accrued interest thereon as of the Conversion Date, by (ii) the Conversion Price, provided, however, that Maker shall not issue to Payee a fraction of a share of Common Stock and shall instead round the number of shares of Common Stock issued up to the next whole share of Common Stock.

               (c) Maker shall exercise the Maker Conversion Option by delivering written notice thereof (a "Conversion Notice") to Payee, and Payee shall exercise the Payee Conversion Option by delivering written notice thereof (also a "Conversion Notice") to Maker. Any Conversion Notice shall be sent via facsimile to the telecopier numbers and addresses listed below. The date on which Maker or Payee shall send a Conversion Notice shall be the "Notice Date". Maker shall issue and deliver to Payee the applicable number of shares of Common Stock to Payee no later than three business days after the Notice Date. The date on which Maker issues shares of Common Stock to Payee pursuant to an exercised Conversion Option shall be the "Conversion Date".

               (d) After all of the New Principal outstanding and accrued interest thereon have been converted into shares of Common Stock, all New Principal and interest payable to Payee under this Note shall be deemed paid in full, and all obligations hereunder shall be completely satisfied. No later than ten (10) business days after the last Conversion Date, provided that Maker has fully complied with the conversion provisions set forth herein, Payee shall surrender this Note to Maker for cancellation.

               (e) The "Conversion Price" shall be determined on the Conversion Date, and shall equal the average of the closing bid prices of Common Stock for the ten (10) consecutive trading days ending on the trading day immediately preceding the Notice Date, provided, however, that any day on which the aggregate of the purchases and sales or either of them of Common Stock by Payee and its affiliates account for greater than twenty-five percent (25%) of that day's total trading volume (as reported by Bloomberg LP) shall not be counted in calculating the Closing Price and the parties shall use the immediately preceding trading day(s) on which this volume limitation has not been exceeded to determine the ten day period over which the Conversion Price shall be calculated. Notwithstanding the foregoing, the Conversion Price shall under no circumstances: (i) be lower than the average of the closing bid prices of Common Stock for the ten (10) consecutive


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                                                           LIBERTYVIEW FUND, LLC

trading days ending one (1) trading day prior to the date hereof (the "Floor Price"); or (ii) be higher than 200% of the Floor Price (the "Ceiling Price"). The "closing bid price" shall mean the last bid price for Common Stock on the OTC Bulletin Board, as reported by Bloomberg LP.

               (f) Provided that Maker is in full compliance with the terms of this Note, Payee has agreed not to engage in any short sales of any shares of capital stock of Maker for so long as any New Principal and accrued interest thereon shall remain outstanding and payable under this Note.

               (g) In the event of any stock split, stock dividend, reclassification or similar event affecting the Common Stock (each an "Adjustment Transaction"), then both the Floor Price and the Ceiling Price shall be adjusted by multiplying them by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Transaction, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Adjustment Transaction.

               (h) In the event that Maker issues shares of Common Stock pursuant to an exercised Conversion Option, the shares of Common Stock shall be issued as restricted securities under federal securities laws and there shall be an appropriate legend restricting the transfer thereof (if so required under applicable federal securities laws).

               (i) This Note, and Payee's rights hereunder, are not transferable or assignable other than to an affiliate of Payee. The foregoing limitation shall not apply in the event that Maker is not in full compliance with the terms of this Note and the Transaction Documents (as defined in Section 7(a) below).

        4. Subordination. So long as any portion of this Note remains outstanding, Maker agrees that neither Maker nor any direct or indirect subsidiary of Maker shall create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, unless junior to this Note in all respects, except for indebtedness of Maker outstanding as of the issuance date of this Note. Maker agrees that neither Maker nor any direct or indirect subsidiary of Maker will permit any liens, claims, or encumbrances to exist against Maker or any direct or indirect subsidiary of Maker or any of their assets, except for (i) indebtedness of Maker outstanding as of the issuance date of this Note, and (ii) Permitted Indebtedness. "Permitted Indebtedness" means indebtedness secured by the assets of Maker or any of its subsidiaries other than the Collateral (as defined in the Security Agreement) so long as such indebtedness does not exceed the value of the assets securing such indebtedness. Maker may, at its sole discretion and without any required consent of Payee, incur Permitted Indebtedness.

        5. Interest Withholding. If required by law, Maker shall withhold U.S. tax under Sections 1441 or 1442, as the case may be of the Internal Revenue Code of 1986, as amended (the "Code"), from all interest payments at the rate of thirty percent (30%) unless Payee provides Maker three (3) duly executed copies of Form 1001, prior to the Maturity Date or earlier Conversion Date, in which case Maker shall withhold tax at the reduced rate specified in the Form 1001. Maker shall provide Payee, on a timely basis, with a copy of Form 1042 evidencing the withholding of the tax


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                                                           LIBERTYVIEW FUND, LLC

under Sections 1441 or 1442, of the code, as the case may be.

        6. In the event that Payee shall elect to convert any portion of this Note as provided herein, Maker cannot refuse conversion based on any claim that Payee or anyone associated or affiliated with Payee has been engaged in any violation of law, unless an injunction from a court, restraining and/or enjoining conversion of all or part of said portion of this Note shall have been issued and Maker posts a surety bond for the benefit of Payee in the amount of 130% of the New Principal sought to be converted plus outstanding interest through such date, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to Payee in the event it obtains a favorable judgment (but shall not in any way limit any additional damages Payee may be entitled to).

        7. The following shall constitute an "Event of Default" :

               (a) Any of the representations, covenants, or warranties made by Maker herein, or in the Agreement Regarding Indebtedness, Registration Rights Agreement, and/or Security Agreement of even date herewith (collectively referred to as the "Transaction Documents") shall have been incorrect when made in any material respect or shall thereafter be determined to be incorrect; or

               (b) Maker shall breach, fail to perform, or fail to observe in any material respect any material covenant, term, provision, condition, agreement or obligation of Maker under this Note and/or the Transaction Documents; or

               (c) A trustee, liquidator or receiver shall be appointed for Maker or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) calendar days after such appointment; or

               (d) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of Maker and shall not be dismissed within thirty (30) calendar days thereafter; or

               (e) Bankruptcy reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker and, if instituted against Maker, Maker shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within thirty (30) calendar days thereafter; or

               (f) The Common Stock is suspended and/or delisted from trading on the OTC Bulletin Board, or Maker has received notice of final action concerning delisting from the OTC Bulletin Board; or


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                                                           LIBERTYVIEW FUND, LLC

               (g) The effectiveness of the Registration Statement including the shares of Common Stock underlying this Note has been suspended for a period of five (5) business days; or

               (h) Maker shall fail to pay interest and/or principal within two business days of when due hereunder; or

               (i) Maker shall have failed to deliver shares of Common Stock issuable upon conversion of this Note pursuant to Section 3(c) above; or

               (j) The occurrence of an Event of Default as that term is defined in the Security Agreement; or

               (k) Maker, or any other party, shall, at any time after the issuance date of this Note, (1) in any way adversely alter Payee's security interest that it has been granted in the Collateral pursuant to the Security Agreement, or (2) sell the Collateral in violation of the Security Agreement.

        8. Remedies. Upon the occurrence of an Event of Default, and in each and every such case, unless such Event of Default shall have been waived in writing by Payee (which waiver shall not be deemed to be a waiver of any subsequent default) or cured as provided herein, at the option of Payee, and in Payee's sole discretion, Payee may consider this Note (and all interest through such date) immediately due and payable in cash (and enforce its rights under the Security Agreement), without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and Payee may immediately, and without expiration of any period of grace, enforce any and all of Payee's rights and remedies provided herein or any other rights or remedies afforded by law (including but not limited to consequential damages if any). It is agreed that in the event of such action, Payee shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys. Nothing contained herein shall limit the rights of Payee to collect liquidated damages as provided herein or in any other agreement entered into between Maker and Payee, or any other damages that Payee may otherwise be entitled to. Payee may declare all outstanding New Principal, and all interest accrued thereon, immediately due and payable. The rights and remedies available to Payee under this Note shall be cumulative and in addition to any other rights or remedies that Payee may be entitled to pursue at law or in equity. The exercise of one or more of such rights or remedies shall not impair Payee's right to exercise any other right or remedy at law or in equity. Notwithstanding the occurrence of a Default and/or Payee's exercise of any of its rights or remedies hereunder, until such time as Payee receives payment in full of all amounts due hereunder or shares of Common Stock pursuant to an exercised Conversion Option, interest will continue to accrue on the outstanding New Principal at the interest rate charged hereunder.

        9. Costs. Maker shall pay, on demand, any and all costs and expenses, including reasonable attorneys' fees, incurred by Payee in connection with a Default and the collection of any portion of the outstanding New Principal and interest accrued thereon.


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                                                           LIBERTYVIEW FUND, LLC

        10. No Offset. The amounts due under this Note are not subject to reduction or offset for any claims of Maker or its successors or assigns against Payee or any third party.

        11. No Continuing Waiver. The waiver of a Default shall not constitute a continuing waiver or a waiver of any subsequent Default. Maker hereby waives presentment, demand, dishonor and notice of nonpayment.

        12. Notice. Except as provided above, all notices, requests, consents and other communications which may be desired or required hereunder shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered in person to the party named below, or three (3) business days after mailing if deposited in the United States mail, first class, registered or certified mail, return receipt requested, with postage prepaid, addressed as follows:

               If to Maker:         Spatializer Audio Laboratories, Inc.
                                    20700 Ventura Boulevard, Suite 140
                                    Woodland Hills, CA  91364
                                    Telephone:     (818) 227-3370
                                    Telecopier:    (818) 227-9751
                                    Attention:     Henry R. Mandell

               If to Payee:         c/o LibertyView Capital Management, Inc.
                                    101 Hudson Street, Suite 3700
                                    Jersey City, NJ  07302
                                    Telephone:     (201) 200-1199
                                    Telecopier:    (201) 200-1982
                                    Attention:     Alan Mark

or to such other persons or addresses as either party may from time to time designate by notice given to the other party in accordance with this Section 11. All payments made by Maker hereunder shall be made to Payee at the address set forth above or as otherwise designated by Payee in accordance with this Section 12.

        13. Severability. If any provision of this Note or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Note and the application of any such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        14. Supercedes Prior Indebtedness. This Note, and the indebtedness evidenced hereby, completely replaces, supercedes and extinguishes all outstanding principal and accrued interest existing on or prior to the date hereof (the "Prior Indebtedness") owed by Maker to Payee and/or to any person or entity related to or affiliated with any Payee (each a "Related Party"). This Note and that certain Agreement Regarding Indebtedness, dated of even date herewith, by and among Maker and Payee, together constitute the entire understanding of Maker, Payee and all Related Parties with respect to any indebtedness of Maker to Payee or to any other Related Party, and completely replace


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                                                           LIBERTYVIEW FUND, LLC

and supercede and all prior notes, letters, communications, understandings, certificates, instruments, documents, and agreements, both oral and written, that evidence or relate to any portion of the Prior Indebtedness, including without limitation: (i) that certain letter agreement by and among Maker and Payee, dated April 14, 1999; (ii) that certain letter agreement by and among Maker and Payee, dated April 16, 1999; and (iii) that certain Nonnegotiable Secured Promissory Note, dated on or about March 1999, made by Maker in favor of Payee.

        15. Governing Law. This Note shall be exclusively construed and enforced in accordance with and governed by the laws of the State of New York except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal court, eastern district of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any state or country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                  [Remainder of Page Intentionally Left Blank]


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                                                           LIBERTYVIEW FUND, LLC

        IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered on the date first above written.



                            SPATIALIZER AUDIO LABORATORIES, INC.,
                            a Delaware corporation



                            By:  /S/  Henry R. Mandell
                                 ---------------------
                            Name:  Henry R. Mandell
                            Title: Interim Chief Executive Officer


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